Exhibit 21
Subsidiaries of Baxter International Inc.

		% owned by
		immediate
Subsidiary	Organized under laws of	parent (1)

Baxter International Inc.	Delaware
Baxter Healthcare Corporation	Delaware	100
Baxter Pharmaceutical Solutions LLC	Delaware	100
BioLife Plasma Services L.P.	Pennsylvania	99	(2)
Baxter World Trade Corporation	Delaware	100
Baxter Corporation	Canada	100
Baxter Export Corporation	Nevada	100
Baxter Sales and Distribution Corp.	Delaware	100	(3)
Baxter Healthcare Corporation of Puerto Rico	Alaska	100
Baxter Global Holdings II Inc.	Delaware	100
Baxter Holding B.V.	The Netherlands	100
Baxter AG	Switzerland	100
Baxter Healthcare (Holdings) Limited	United Kingdom	100
Baxter Healthcare Limited	United Kingdom	100
Baxter (Hellas) EPE	Greece	99.8	(2)
Baxter Healthcare Holding GmbH	Switzerland	100
Baxter Handel GmbH	Switzerland	100
Baxter Healthcare SA	Switzerland	100
Baxter Mexico, S. de R.L. de C.V.	Mexico	99.9	(2)
Baxter Pacific Investments Pte Ltd	Singapore	100
Baxter (China) Investment Co., Ltd.	China	100
Baxter Trading GmbH	Switzerland	100
Baxter BioScience, s.r.o.	Czech Republic	93.4	(2)
Baxter Innovations GmbH	Austria	100
Baxter AG	Austria	100
Baxter BioScience Manufacturing Sarl	Switzerland	100
Baxter Hospitalar Ltda.	Brazil	99.999	(2)
Baxter Netherlands Holding B.V.	The Netherlands	100
Baxter Deutschland Holding GmbH	Germany	94	(2)
Baxter Deutschland GmbH	Germany	100
Baxter S.A.	Belgium	99.64	(2)
Eczacibasi-Baxter Hastane Urunleri Sanayi ve Ticaret A.S.	Turkey	49.99	(4)
Baxter S.A.S.	France	64.58	(2)
Baxter Travenol S.A.S.	France	99.99	(2)
Baxter S.A.S.	France	35.42	(2)
Baxter World Trade SPRL	Belgium	99.99	(2)
Baxter Global Holdings Inc.	Delaware	100
Baxter Healthcare Pty Ltd	Australia	99.999	(2)
Baxter Holding Mexico, S. de R.L. de C.V.	Mexico	99.999	(2)
Baxter S.A. de C.V.	Mexico	99.99	(2)
Baxter Holdings Limited	Japan	100
Baxter Limited	Japan	100
Baxter Manufacturing S.p.A.	Italy	98.98	(2)
Bieffe Medital S.p.A.	Italy	99.30
Laboratorios Baxter S.A.	Delaware	100
Subsidiaries omitted from this list, considered in aggregate as a single subsidiary, would not constitute a significant subsidiary.
All subsidiaries set forth herein are reported in the Company’s financial statements through consolidation or under the equity method of accounting.

(1)	Including nominee shares.

(2)	Remaining shares owned by other subsidiaries of the Company.

(3)	Of common stock, with preferred stock held by Baxter Healthcare Corporation.

(4)	Baxter’s total ownership in this joint venture is 50%. The remaining .01% is owned by other Baxter entities.